ChoiceOne Insider Trading Policy

Adoption date: June 24, 2020

Last Revision: February 22, 2024

This Insider Trading Policy describes the standards of ChoiceOne Financial Services, Inc. and its subsidiaries (the "Company") on trading, and causing the trading of, the Company's securities while in possession of material nonpublic information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and their respective immediate family members and the second part imposes special additional trading restrictions and applies to (i) all directors of the Company, (ii) all officers of the Company that are subject to the reporting obligations of Section 16 of the Securities Exchange Act of 1934 and (iii) certain other employees that the Company may designate because of their position, responsibilities or their actual or potential access to material information ((i), (ii) and (iii), collectively, "Covered Persons").

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell or otherwise trade the Company's securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "nonpublic." These terms are defined in this Policy under Part I – Definitions.

Any person who has questions regarding this Policy or its application to any proposed trade may obtain additional guidance from the Compliance Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual.

RULE OF THUMB: IF IN DOUBT, DO NOT TRADE.

PART I

Applicability

This Policy applies to all trading or other transactions in the Company's securities, including common stock, options, preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.

Compliance Officer

The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. The Compliance Officer is responsible for the administration of this Policy. All determinations and interpretations by the Compliance Officer are final and not subject to further review.

General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company.

No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information ("tip") to any other person,including family members and friends, or otherwise disclose such information without the Company’s authorization.

Definitions

“Material” – Insider trading restrictions come into play only if the information you possess is "material." Materiality, however,involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Some examples of information reasonably likely to be found material in particular situations are:

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significant changes in the Company's prospects
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significant write-downs in assets or increases in reserves
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developments regarding significant litigation or government agency investigations
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liquidity problems

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unusual gains or losses in operations
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major changes in the Company's management or the board of directors
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changes in dividends or the declaration of a stock split
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extraordinary borrowings
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major changes in accounting methods or policies
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award or loss of a significant contractor customer

• cybersecurity risks and incidents, including vulnerabilities and breaches

• proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets

• a Company restructuring

• significant related-party transactions

• a change in auditors

• offerings of Company securities

If you are unsure whether information is material, you should either consult with the Compliance Officer or assume that the information is material.

“Nonpublic” – Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public," the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company,you must wait until after the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

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information available to a select group of analysts or brokers or institutional investors
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undisclosed facts that are the subject of rumors, even if the rumors are widely circulated
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information that has been entrusted to the Company on a confidential basis

If you are unsure whether information is nonpublic, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

Exceptions

The trading restrictions of this Policy do not apply to the following:

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ESPP Purchasing Company stock through the Company's Employee Stock Purchase Plan ("ESPP") or Directors’ Stock Purchase Plan ("DSPP"). However,electing to enroll in the ESPP or DSPP, making any changes in your elections under the ESPP or DSPP and selling any Company stock acquired under the ESPP or DSPP are subject to trading restrictions under this Policy.
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Options. Exercising stock options granted under the Company's stock incentive plans for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

Violations

The penalties for violation of insider trading laws are severe. An individual who trades on (or tips) material nonpublic information is subject to U.S. civil penalties of up to three times the profit gained or loss avoided, U.S. criminal penalties of up to $5,000,000, and/or up to 20 years in jail, as well as any penalties, civil or criminal, under the applicable insider trading laws of other jurisdictions.

Individuals who fail to comply with this Policy will be subject to appropriate disciplinary action, including potential ineligibility for participation in any Company equity compensation plan or termination of employment, whether or not the failure to comply is also a violation of law.

Violations of this Policy should be reported immediately to the Compliance Officer.

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PART II

Blackout Periods

All Covered Persons are prohibited from trading in the Company's securities during blackout periods as defined below.

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Quarterly Blackout Periods Trading in the Company's securities is prohibited during the period beginning at the close of the market on the 16th day before the end of each fiscal quarter and ending after the second trading day after the date the Company's financial results are publicly disclosed.
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Other Blackout Periods From time to time, other types of material nonpublic information regarding the Company may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected
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Exception These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement that complies with Rule 10b5-1 under the Securities Exchange Act of 1934 which:
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has been reviewed and pre-approved by the Compliance Officer; and
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was entered into by the Covered Person during an open trading period and while otherwise not in possession of material nonpublic information about the Company (an "Approved 10b5-1 Plan"). An Approved 10b5-1 Plan must include a representation in the plan certifying that at the time of adoption: (i) the individual is not aware of material nonpublic information about the Company or its securities; and (ii) that the plan is being adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. It must also provide that for members of the board of directors and officers of the Company required to make filings under Section 16 of the Exchange Act, trading will not begin until the later of (i) 90 days after the establishment of a plan or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (but not to exceed 120 days following plan adoption). For persons other than members of the board of directors and officers of the Company required to make filings under Section 16 of the Exchange Act, an Approved 10b5-1 Plan must provide that trading will not begin until 30 days after the establishment of the plan. Modifications to an Approved 10b5-1 Plan may only be made after consultation with the Compliance Officer and during an open trading period, with the same waiting periods set forth above, as applicable, and not more than once during the term of the Approved 10b5-1 Plan.

Pre-clearance of Securities Transactions

Covered Persons must obtain pre-clearance of all transactions in the Company's securities (even during an open trading period) from the Compliance Officer. The Compliance Officer has no obligation to pre-clear a transaction and may determine not to permit a transaction. Pre-clearance, if granted, will generally be valid for four trading days, unless earlier revoked.

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan.

Prohibited Transactions

Covered Persons are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

Covered Persons are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from a Compliance Officer:

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Short-term trading Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase. Covered Persons who sell Company securities may not purchase any Company securities of the same class for at least six months after the sale.
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Short sales Covered Persons may not sell the Company's securities short.
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Options trading Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities.
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Trading on margin Covered Persons may not hold Company securities in a margin account.
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Hedging Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

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